Exhibit 99.B(p)(4)

FRONTIER CAPITAL MANAGEMENT COMPANY, LLC

CODE OF ETHICS

Updated June 2014

This is the Code of Ethics (the “Code”) of Frontier Capital Management Company, LLC (the “Firm”, “FCMC” or “Frontier”).

Things You Need to Know to Use This Code

1.                                      Certain terms have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms which are defined at the end of the Code.

2.                                      For purposes of this Code, all employees are deemed to be Access Persons. The Firm, at the Chief Compliance Officer’s discretion, may also subject certain individuals, including interns, co-ops, temporary employees, contract employees or independent contractors to any part or all of the Firm’s Code of Ethics and its requirements.

3.                                      There are a number of Reporting Forms that all personnel and Access Persons who are not personnel have to fill out under this Code. You can get copies of the Reporting Forms from the Chief Compliance Officer.

4.                                      The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

•                  The Firm expects that waivers will be granted only in rare instances (for example, in the case of a hardship, as described in Part II.C. of this Code), and

•                  Some provisions of the Code that are mandated by SEC rule cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons periodically report holdings and securities transactions, and obtain pre-approval of investments in private placements.

PART I

A.                                    General Principles

The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code.

The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm may take disciplinary measures against you.

Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Please do not guess at the answer.

B.                                    Conflicts of Interest

As a fiduciary, Frontier has an affirmative duty of loyalty, honesty, and good faith to act in the best interests of our clients. A conflict of interest occurs when the personal interest of an employee interferes (or could potentially interfere) with the employee’s responsibilities to Frontier and our clients. Frontier strives to identify and avoid conflicts of interest with clients and to fully disclose all material facts concerning any conflict that does arise with respect to any client. All employees should strive to avoid conflicts of interest and any situation that may have the appearance of a conflict or impropriety.

1.              Conflicts among Client Interests. Access Persons are prohibited from inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

2.              Competing with Client Trades. Access Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically below.

3.              Disclosure of personal interest. Access Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer. If the Chief Compliance Officer deems the disclosed interest to present a material conflict, he will approve and sign off on any decision-making process regarding the securities of that issuer. This provision applies in addition to Frontier’s quarterly and annual personal securities reporting requirements.

4.              Referrals/Brokerage. Access Persons are required to act in the best interests of Frontier’s clients regarding execution and other costs paid by clients for brokerage services. Access Persons must strictly adhere to Frontier’s policies and procedures regarding brokerage (including best execution, soft dollars, and directed brokerage).

5.              Vendors and Suppliers. Access Persons must disclose to the Chief Compliance Officer any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Firm. The Chief Compliance Officer in his sole discretion may prohibit an Access Person with such interest from negotiating or making decisions regarding Frontier’s business with those companies.

6.              No Transactions with Clients. Access Persons are not permitted to knowingly sell to, or purchase from, a client any security or other property, except an Access Person may purchase securities issued by a publicly-traded client, subject to the personal trading procedures described below.

7.              Investment Consultant Relationships. Various institutional clients and prospects utilize investment consultants to advise them regarding the selection and oversight of investment advisers. Consultants may also provide various services or systems to investment advisers and may also sponsor events or conferences in which investment advisers are provided with an opportunity to participate. Payment for services provided by investment consultants, or the sponsoring of any event run by investment consultants, may result in the appearance of a conflict of interest. It is Frontier’s policy that such payments should only be made to consultants where the services provided are necessary or appropriate for Frontier, or the sponsoring of the event is beneficial to Frontier and Frontier participates in such event. Such payments should not be made with the sole intention of influencing the consultant to recommend Frontier to its clients. Permission must be obtained from the Chief Compliance Officer prior to Frontier paying for any services or system provided by investment consultants or sponsoring of an event run by investment consultants.

C.                                    Service on the Board or as an Officer of another Company

To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all its employees from serving as officers or members of the board of any other entity, except with the advance written approval of the Firm. Approval must be obtained through the Chief Compliance Officer, and will ordinarily require consideration by senior officers or the board of the Firm. The Firm can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Firm or any not-for-profit, charitable foundation, educational institution or similar entity.

D.                                    Compliance with Laws and Regulations

You must comply with all applicable federal securities laws. You are not permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a Frontier client:

1.              To defraud the client in any manner;

2.              To mislead the client, including by making a statement that omits material facts;

3.              To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

4.              To engage in any manipulative practice with respect to the client; or

5.              To engage in any manipulative practice with respect to securities, including price manipulation.

E.                                    Insider Trading

Access Persons are prohibited from any trading, either personally or on behalf of others, while in possession of material, non-public information. Access Persons are prohibited from communicating material nonpublic information to others in violation of the law. Additionally, all employees who come into contact with material nonpublic information must notify the Chief Compliance Officer and are subject to Frontier’s prohibitions on insider trading and any potential sanctions, as set forth in Frontier’s Insider Trading Policies and Procedures.

Additionally, each Access Person must comply with AMG’s Insider Trading Policies and Procedures. These policies and procedures are included in Exhibit A of the Code and apply to all officers, directors, employees of AMG and its subsidiaries and affiliates.

PART II

NOTE:  Certain subsections in this Part, as indicated, apply not only to all personnel, but also to members of your Family/Household.

A.                                    Reporting Requirements (also applies to members of your Family/Household)

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in the “Definitions” section at the end of this Code.

ALSO:  You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

Copies of all reporting forms may be obtained from the Chief Compliance Officer.

1.                                      Initial Holdings Reports.

No later than 10 calendar days after you become an Access Person, you must file with the Chief Compliance Officer an Initial Holdings Report. The information provided must be current as of a date no more than 45 days prior to the date you become an Access Person.

The Initial Holdings Report requires you to list all Covered Securities (including Affiliated Mutual Funds) in which you (or members of your Family/Household) have Beneficial

Ownership. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Access Person.

a.                                      Quarterly Transaction Reports.

No later than 30 calendar days after the end of each quarter, you must file with the Chief Compliance Officer a Quarterly Transaction Report.

The Quarterly Transaction Report requires you to list all transactions during the most recent calendar quarter in Covered Securities, including Affiliated Mutual Funds (other than transactions in Frontier’s employee profit sharing plan) in which you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household established an account in which any securities (not just Covered Securities) were held during the quarter for the direct or indirect benefit of you or a member of your Family/Household.

b.                                      Annual Holdings Reports.

By January 30 of each year, you must file with the Chief Compliance Officer an Annual Holdings Report. The information provided must be current as of a date no more than 45 days prior to the date the report is submitted.

The Annual Holdings Report requires you to list all Covered Securities (including Affiliated Mutual Funds outside of Frontier’s employee profit sharing plan) in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

c.                                       Exceptions from Reporting Requirements.

You are not required to file any Reports for the following:

•                  With respect to transactions effected pursuant to an automatic investment plan

•                  With respect to securities held in a Discretionary Account.

5.                                      Duplicate Confirmation Statements.

If you or any member of your Family/Household has a securities account with any broker, dealer, or bank, you or your Family/Household member must direct that broker, dealer or bank to send, directly to the Firm’s Chief Compliance Officer, contemporaneous duplicate copies of all transaction confirmation statements relating to that account. Frontier has arrangements, through its automated personal trading vendor, pursuant to which the vendor may establish electronic connectivity to allow Frontier to receive and access your, or any member of your Family/Household’s, confirmations and/or account statements.

B.                                    Transaction Restrictions

1.                                      Prohibition on Trading in Covered Securities that are Being Considered for Purchase or Sale for a Client.

As a Firm policy, you are prohibited from trading in a Covered Security if you have actual knowledge that such security is being considered for purchase or sale on a client’s behalf. This prohibition applies during the entire period that the Covered Security is being considered by the Firm for purchase or sale and regardless of whether the Covered Security is actually purchased or sold for the client.

This prohibition does not apply to the following categories of transactions:

•                  Transactions in securities of limited partnerships for which the Firm serves as the investment advisor.

•                  Transactions that occur by operation of law or in a Discretionary Account or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell securities or makes recommendations to a person who exercises such discretion.

•                  Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

•                  Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer.

•                  Transactions in auction rate preferred shares of closed-end investment companies.

•                  Transactions in exchange traded funds.

NOTE: Because they are not included within the definition of Covered Security (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of registered mutual funds are also not subject to this prohibition.

2.                                      Prohibition on Trading in Securities on Frontier’s Restricted List.

In order to avoid any actual or apparent conflict of interest with the Firm’s trading on behalf of its clients, Frontier does not permit any purchases of securities that are currently on the Frontier Restricted List (except for those securities with a market cap greater than $25 billion), except in the limited case of a Hardship Exemption (as described in Part II.C) or in the case of the exceptions identified in Part II.B.1. above. Sales of securities on the Restricted List are subject to the pre-clearance obligations and other restrictions set forth in the Code. In addition, all sales of securities on the Restricted List must be approved in writing by the Chief Compliance Officer after the Chief Compliance Officer or his designee has confirmed with all relevant Frontier Portfolio Managers that they do not have any intention to transact in the security during the black-out period.

For purposes of this Code, securities with a market cap greater than $25 billion are excluded from the Restricted List, but still must be pre-cleared and reported.

3.                                      Pre-clearance.

You and members of your Family/Household are prohibited from engaging in any transaction in a Covered Security for any account in which you or a member of your Family/Household has any Beneficial Ownership, unless you obtain, in advance of the transaction, pre-clearance for that transaction. Pre-clearance is obtained through the Compliance11 personal trading system.

If pre-clearance is obtained, the approval is valid for the day on which it is granted and the following business day. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before you execute the transaction. The Chief Compliance Officer may deny or revoke pre-clearance for any reason. In no event will pre-clearance be granted for any Covered Security if the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

Certain categories of transactions are exempt from the pre-clearance requirements. These exempt transactions are listed below:

•                  Transactions in securities of limited partnerships for which the Firm serves as the investment advisor.

•                 Transactions in corporate bonds, municipal bonds or government bonds.

•                  Transactions that occur by operation of law or in a Discretionary Account or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

•                 Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

•                  Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer.

•                  Transactions in auction rate preferred shares of closed-end investment companies.

•                  Transactions in exchange traded funds.

NOTE: Because they are not included within the definition of Covered Security (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements) and shares of registered mutual funds are also not subject to the pre-clearance requirements.

3.                                      Private Placements.

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in a private placement, except with the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason. Private Placements include, but are not limited to, hedge funds, securities purchased under rules 144A, Regulation S, Regulation D, and PIPEs.

4.                                      Initial Public Offerings.

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering.

5.                                      Prohibition on Short-Term Trading.

Neither you nor any member of your Family/Household may purchase and sell at a profit, or sell and purchase, a Covered Security, including any Affiliated Mutual Funds (or any closely related security, such as an option or a related convertible or exchangeable security), within any period of 30 calendar days.

This prohibition does not apply to the following categories of transactions:

•                  Transactions in securities of limited partnerships for which the Firm serves as the investment advisor.

•                  Transactions that occur by operation of law or in a Discretionary Account or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

•                  Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

•                  Transactions in Frontier’s employee profit sharing plan.

•                  Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer.

•                  Transactions in auction rate preferred shares of closed-end investment companies.

•                  Transactions in exchange traded funds.

NOTE: Because they are not included within the definition of Covered Security (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of unaffiliated mutual funds are also not subject to this prohibition.

7.                                      Prohibition on Options.

Neither you nor any member of your Family/Household may purchase a put option or sell a call option, either directly or through any Beneficial Ownership, in any Covered Security. This prohibition does not apply to transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment advisor as to which you may be deemed to have Beneficial Ownership.

8.                                      Affiliated Mutual Funds.

As mentioned above in Section 6, neither you nor any member of your Family/Household may purchase and sell at a profit or sell and purchase within any 30 calendar day period, shares in any Affiliated Mutual Fund (other than transactions in Frontier’s employee profit sharing plan) (as defined, any mutual fund advised or sub-advised by Frontier or its affiliates). A current list of Affiliated Mutual Funds is provided to employees.

C.            Hardship Exemption

An employee may submit to the Chief Compliance Officer a request for an exemption from a particular provision of the Code for a hardship situation (e.g., unforeseen medical or other significant expenses or the purchase of a home). All requests must be in writing and state the reasons for the hardship. Any such request will require the approval of the CCO. Any such waiver request may be denied at the CCO’s sole discretion, and any such decision will be final. If the CCO approves an exemption, the Firm may require certain conditions to be met by the employee in conducting the personal trade(s) to ensure that there is no actual or apparent conflict of interest created by the exemption. The CCO shall document in writing the decisions supporting all such approvals or denials to requests for hardship exemptions.

Part III

7-Day Blackout Period

The 7-day blackout period described below applies to all Access Persons. It is designed to prevent front-running and various other activities that create conflicts with the interests of clients.

No Access Person (including any member of the Family/Household of such Access Person) may purchase or sell any Covered Security within the three trading days immediately before or after a trading day on which any client account managed by the Firm purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security). Note that the total blackout period is 7 days (the day of the client trade, plus three trading days before and three days after).

NOTE: Portfolio Managers: It sometimes happens that an Access Person who is responsible for making final investment decisions for client accounts (i.e., a Portfolio Manager) determines, within the three trading days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Access Person’s knowledge, then under consideration for purchase or sale by any client account, that it would be desirable for client accounts as to which the Access Person is responsible for making investment decisions to purchase or sell the same Covered Security (or a closely related security). In this situation, the Access Person MUST put the clients’ interests first and promptly make the investment decision in the clients’ interest, rather than delaying the decision for clients to avoid conflict with the blackout provisions of this Code.

NOTE: Research Analysts: It sometimes happens that an Access Person who is responsible for making investment recommendations for client accounts (i.e., a research analyst) determines, within the three trading days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Access Person’s knowledge, then under consideration for purchase or sale by any client account, that it would be desirable for client accounts as to which the Access Person is responsible for making investment recommendations to recommend the purchase or sale of the same Covered Security (or a closely related security). In this situation, the Access Person MUST put the clients’ interests first and promptly make the investment recommendation in the clients’ interest, rather than delaying the recommendation for clients to avoid conflict with the blackout provisions of this Code.

The Firm recognizes that certain situations may occur entirely in good faith and will not take disciplinary measures in such instances if it appears that the Access Person acted in good faith and in the best interests of the Firm’s clients. The above notes are merely examples and thus are not exhaustive, nor are they intended to specify instances of compliance and non-compliance with the 7-day Blackout Period restrictions, but rather are provided for clarification purposes to help ensure that any apparent or real conflicts that may arise between compliance with the Blackout Period and the pursuit of clients’ interests are always resolved in favor of the clients’ interests.

The blackout requirements do not apply to the exempt categories of transactions listed in Part II of The Code.

PART IV. RECORDKEEPING

Frontier maintains the following records related to the Code in a readily accessible place:

a.              A copy of each Code that has been in effect at any time during the past five years;

b.              A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

c.               A record of written acknowledgements for each person who is currently, or within the past five years was, an Access Person;

d.              Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

e.               A list of the names of persons who are currently, or within the past five years were, Access Persons;

f.                A list of persons who are currently, or within the past five years were, Investment Persons;

g.               A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited offerings;

h.              A record of any decision and supporting reasons for granting any employee a waiver to or from or exception to the Code.

PART V. FORM ADV DISCLOSURE

The Chief Compliance Officer shall be responsible for providing an updated copy of Frontier’s Code to any client or prospective client upon request. The Chief Compliance Officer shall also ensure that Frontier’s Form ADV includes an updated description of the Code.

PART VI. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.                                    Monitoring of Personal Securities Transactions. The Chief Compliance Officer is responsible for periodically reviewing the personal securities transactions and holdings reports of Access Persons. The Chief Administrative Officer is responsible for reviewing and monitoring the personal securities transactions of the Chief Compliance Officer and for taking on the responsibilities of the Chief Compliance Officer in the Chief Compliance Officer’s absence.

B.                                    Training and Education. The Chief Compliance Officer shall be responsible for training and educating employees regarding the Code. Such training shall be mandatory for all employees and shall occur as determined necessary by the Chief Compliance Officer and at least annually.

C.                                    Annual Review. The Chief Compliance Officer shall review the adequacy of the Code and the effectiveness of its implementation as the Chief Compliance Officer deems appropriate and at least annually.

D.                                    Report to Management Committee. The Chief Compliance Officer shall provide a quarterly report to Frontier’s Management Committee showing the review of all employee personal trading activity. Such report shall include a full discussion of any material violations of the Code.

E.                                     Reporting Potential Violations/Wrongdoing. All Access Persons are required to act honestly and ethically in support of the culture of integrity that we have all fostered within Frontier. Since every Access Person is a valued member of the team which makes up Frontier, this broad requirement includes acting in what each individual believes to be Frontier’s best interest, which includes reporting any concerns regarding any potential violations of any applicable law, rule or policy, or any other potential wrongdoing, by Frontier, any of our employees or any of our service providers. If Frontier’s management is unaware of such activities, these potential violations may ultimately have an adverse affect on all of us as members of Frontier.

Accordingly, every employee of Frontier is required to report any potential violations of any applicable law, rule or policy, or other potential wrongdoing, including “apparent” or “suspected” violations, promptly to the Chief Compliance Officer. In addition, any supervisor or member of management who received a report of a potential violation or wrongdoing must immediately inform the Chief Compliance Officer. If the Chief Compliance Officer is involved in the potential violation or wrongdoing, the employee may report the matter to a member of the Management Committee.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

•                  Noncompliance with laws, rules and regulations applicable to the business of Frontier;

•                  fraud or illegal acts involving any aspect of Frontier’s business;

•                  material misstatement in regulatory filings, internal books and records, client records or reports;

•                  activity that is harmful to clients, including any fund shareholders; and

•                  deviations from required internal controls, policies and procedures that safeguard clients and Frontier

All such reports will be taken seriously, investigated promptly and appropriately, and treated confidentially to the extent permitted by law.

Investigation and Sanctions. Potential violations shall be promptly investigated by the Chief Compliance Officer and/or a member of the Management Committee. During the course of the investigation, the Chief Compliance Officer or Management Committee member will be in contact with the reporting Access Person to inform the Access Person of the status of the investigation. In addition, the reporting Access Person may check with the investigator on the status at any time.

Following Frontier’s investigation, Access Persons who are deemed to have committed any violations or other wrongdoing may be subject to disciplinary action including, but not limited to: (i) having the Access Person’s employment responsibilities reviewed and changed, including demotion; (ii) oral or written reprimand; (iii) forfeit of any trading profits or other compensation or monetary benefits or fines; (iv) suspension of personal trading privileges; (v) suspension of employment; and or (vi) termination. Violation of the Code or these procedures may also result in criminal prosecution or civil action. (See also “Part VIII. “Code of Ethics Sanctions Guidelines” below.)

Retaliation. Retaliation of any type against an Access Person who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

Guidance. All Access Persons are encouraged (and have the responsibility) to ask questions and seek guidance from the Chief Compliance Officer or a member of the Management Committee with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The Chief Compliance Officer will also provide periodic training to Frontier’s Access Persons regarding the requirements of these policies and procedures.

F.                                      Further Information Regarding the Code. You should contact the Chief Compliance Officer to obtain any additional information about compliance and ethical issues.

PART VII. REPORTING EMPLOYEE SECURITIES TRANSACTIONS

Subject to the exceptions found in the Code of Ethics, all employee transactions require pre-clearance of trading activity and delivery of confirmations to the Compliance Department. Records of all such transactions and the corresponding confirmations and statements will be maintained and reviewed at least quarterly by the Compliance Department.

Records that are required to be kept by the Firm with respect to securities transactions by its Access Persons (as that term is defined in the Code of Ethics) must contain the title and amount of the security involved, the date and nature of the transaction (purchase, sale, acquisition), the price at which the transaction was effected, and the name of the broker with whom the transaction was effected. It is permissible to include in such records a disclaimer where appropriate to the effect that the recording of a transaction pursuant to Rule 204-2 should not be construed as an admission that the Firm or the Access Person has any direct or indirect beneficial ownership in the securities concerned.

General Guidelines

1.                                      The Compliance Department shall review all reports of personal securities transactions and compare such reports with pre-clearance forms and with completed client portfolio transactions.

2.                                      The Chief Compliance Officer or his designee will determine whether non-compliance with the Code of Ethics and/or other applicable trading procedures may have occurred.

3.                                      A summary of personal trades will be reviewed periodically by the Chief Compliance Officer. A summary report of violations, if any, and any action taken as of result of such violations will be submitted to the Management Committee.

4.                                      The Code of Ethics will be distributed initially upon employment and then annually to all employees for review and signature.

PART VIII. CODE OF ETHICS SANCTION GUIDELINES

Violations of the Code of Ethics will be addressed by Frontier’s Chief Compliance Officer and his designees, and/or by the Management Committee. Violations of any of the enclosed policies or procedures may result in disciplinary sanctions, up to and including fines, disgorgement of profits, suspension of personal trading privileges, termination of employment, and notification of appropriate governmental or regulatory authorities. Where applicable, the Management Committee will determine the amount of monetary fines.

NOTE: Sanctions will be applied whether the violation was committed by the employee or any Family/Household member of the employee, as Family/Household member is defined within the Code.

Definitions

These terms have special meanings in this Code of Ethics:

Access Person

Affiliated Mutual Funds

Beneficial Ownership

Chief Compliance Officer

Covered Security

Discretionary Account

Family/Household

Reporting Forms

Restricted List

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as “beneficial ownership”) are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, “beneficial ownership” has a different meaning in this Code of Ethics than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer. Please do not guess at the answer.

Access Person includes all employees of the Firm. The Firm, at the Chief Compliance Officer’s discretion, may also subject certain individuals, including interns, co-ops, temporary employees, contract employees or independent contractors to any part or all of the Firm’s Code of Ethics and its requirements.

Affiliated Mutual Funds means any mutual fund to which Frontier or an AMG affiliate acts as investment adviser or sub-adviser. The Chief Compliance Officer will, from time to time, provide a current list of Affiliated Mutual Funds.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don’t share in the profits.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or Discretionary Account.

Securities in a person’s individual retirement account.

Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

Securities owned by a trust of which the person is either a trustee or a beneficiary.

Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

For purposes of this Code, securities with a market cap greater than $25 billion are excluded from the Restricted List.

Chief Compliance Officer means the person listed on the Advisor’s current Form ADV filed with the Securities and Exchange Commission as the Chief Compliance Officer. The Chief Compliance Officer may designate another person to perform the functions of Chief Compliance Officer when he is not available.

Covered Security means anything that is considered a “security” under the Investment Company Act of 1940, except:

Direct obligations of the U.S. Government.

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

Shares of open-end investment companies that are registered under the Investment Company Act (except Affiliated Mutual Funds)

Shares of money market funds.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

options on securities, on indexes and on currencies.

investments in all kinds of limited partnerships.

investments in foreign unit trusts and foreign mutual funds.

investments in private investment funds and limited partnerships (note that investments in private investment funds and limited partnerships advised by the Firm are not subject to the prohibitions and pre-clearance requirements set forth in Sections B, 1 and 2 of Part II or the blackout provisions set forth in Part III of this Code).

For the purposes of this Code of Ethics, exchange traded funds are considered Covered Securities and must be reported.

If you have any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

Discretionary Account means an account for which the holder gives his/her broker, trustee or other party the authority to buy and sell securities without the holder’s consent. The holder does not have any direct or indirect influence or control over the securities held in the Discretionary Account (e.g., the holder does not make security recommendations to the third party).

Family/Household means the following members:

Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

Your children under the age of 18.

Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment - There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Second, members of your household could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Reporting Forms means the various documents that Access Persons may be required to complete upon being subject to the Code, including a listing of securities holdings and brokerage accounts and a disciplinary questionnaire.

Restricted List means the list of securities, both equities and fixed income, for all of Frontier’s investment strategies that are held in Frontier’s client accounts.

June 2014